                                                                   Exhibit 12.1


                        WORLDCOM, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                           (In Thousands of Dollars)




                                                              Year Ended December 31,
                                                    ---------------------------------------------
                                                                   Historical
                                                    ---------------------------------------------
                                                      1991        1992        1993        1994         1995
                                                    ---------   ---------   ---------   ---------    ---------
Earnings:
  Pretax income (loss) from continuing operations   $  65,646   $  20,401   $ 198,237   $ (76,108)   $ 405,596
  Fixed charges, net of capitalized interest           38,116      38,720      58,999      87,455      300,094
                                                    ---------   ---------   ---------   ---------    ---------

  Earnings                                          $ 103,762   $  59,121   $ 257,236   $  11,347    $ 705,690
                                                    =========   =========   =========   =========    =========

Fixed charges:
  Interest cost                                     $  34,495   $  33,815   $  38,657   $  49,203    $ 253,945
  Amortization of financing costs                       1,018       1,464       1,792       2,086        2,811
  Interest factor of rent expense                       5,503       4,833       9,967      10,300       15,030
  Preferred dividend requirements                        --         2,112      11,683      27,766       33,191
                                                    ---------   ---------   ---------   ---------    ---------

  Fixed charges                                     $  41,016   $  42,224   $  62,099   $  89,355    $ 304,977
                                                    =========   =========   =========   =========    =========

Deficiency of earnings to fixed charges             $    --     $    --     $    --     $ (78,008)   $    --
                                                    =========   =========   =========   =========    =========

Ratio of earnings to fixed charges                     2.53:1      1.40:1      4.14:1      0.13:1       2.31:1
                                                    =========   =========   =========   =========    =========



                                                        Year Ended     For the Nine Months
                                                       December 31,     Ended September 30,
                                                    ---------------   ----------------------
                                                       Pro Forma      Historical  Pro Forma
                                                         1995           1996        1996
                                                       ---------      ----------  ---------
Earnings:
  Pretax income (loss) from continuing operations      $(206,265)     $  81,088   $(434,684)
  Fixed charges, net of capitalized interest             364,742        183,279     293,350
                                                       ---------      ---------   ---------
  Earnings                                             $ 158,477      $ 264,367   $(141,334)
                                                       =========      =========   =========
Fixed charges:
  Interest cost                                        $ 312,155      $ 174,971   $ 253,065
  Amortization of financing costs                          2,811           --          --
  Interest factor of rent expense                         25,200         13,146      23,131
  Preferred dividend requirements                         48,255            860      22,852
                                                       ---------      ---------   ---------
  Fixed charges                                        $ 388,421      $ 188,977   $ 299,048
                                                       =========      =========   =========
Deficiency of earnings to fixed charges                $(229,944)     $    --     $(440,382)
                                                       =========      =========   =========
Ratio of earnings to fixed charges                        0.41:1         1.40:1         N/A
                                                       =========      =========   =========